Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Announces Upward Revisions to its Q4 2013 Revenue Estimate and Provides Margin Guidance
Tuesday, January 14, 2014

HAYWARD, Calif., January 14, 2014 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer  and supplier of critical subsystems for the semiconductor capital equipment, medical device, energy, research, and flat panel industries, announced today its revised revenue estimate for the fourth quarter of 2013, representing an increase from its previously issued guidance for the fourth quarter of fiscal 2013.  The Company now expects revenue of approximately $125 million to $127 million, an increase from guidance of $120 million to $125 million issued on October 21, 2013.  In addition, the Company stated that it anticipates achieving a gross profit margin of 16.5% to 17% for the quarter.

The Company expects to release its fourth quarter and full year's financial results for 2013, and its revenue and earnings per share estimates for its first quarter of 2014, on February 18, 2014.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical device, energy, research and flat panel industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2013 revenue and gross profit margin. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2012 and our quarterly report on Form 10-Q for the quarter ended September 27, 2013, each as filed with the Securities and Exchange Commission. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 27, 2013.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704